Exhibit 99.1

Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Park, NJ 07407

	Contact:	Amanda Butler
for release: October 28, 2009		201-791-7600

SEALED AIR REPORTS THIRD QUARTER 2009 RESULTS

$0.34 Earnings Per Share in the Quarter

$0.38 Adjusted Earnings Per Share, 36% Increase From Prior Year

9% Sequential Sales Growth in Protective Packaging

ELMWOOD PARK, N.J., Wednesday, October 28, 2009 — Sealed Air Corporation (NYSE:SEE) reported third quarter 2009 earnings per share of $0.34, compared with earnings per share of $0.05 in 2008.  Excluding the items detailed in the table below, third quarter 2009 earnings per share would have been $0.38, compared with 2008 earnings per share of $0.28.

Reconciliation of Diluted Net Earnings per Common Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
U.S. GAAP diluted net earnings per common share	$0.34	$0.05	$0.99	$0.73
Net earnings effect resulting from the following(1):
Global manufacturing strategy and restructuring and other charges	0.02	0.01	0.03	0.04
Impairment of available-for-sale securities	0.01	0.01	0.01	0.04
Loss on debt redemption	0.01	—	0.01
Cost reduction and productivity program restructuring charge	—	0.22	—	0.21
Reversal of tax accruals, net, and related interest	—	(0.01)	—	(0.01)
Adjusted diluted net earnings per common share	$0.38	$0.28	$1.04	$1.01

(1) The items included in the table above are net of income taxes where applicable.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“Our results for the third quarter reflect the actions we have taken to manage through the challenging economy. We are executing our plan well, we are continuing to tightly control expenses, and are effectively managing price/cost/mix variances.  The result was a 390 basis point improvement in adjusted operating margin to 12.3%, and a 36% increase in adjusted earnings per share to $0.38.  Sequentially, on a constant dollar basis, we saw a 6% increase in sales in Protective Packaging and stable sales in our two food businesses.  We remain focused on customers and on driving innovation as evidenced by Protective Packaging’s recent introduction of five new products in early October.

Cash generation continues to be strong, with an incremental $111 million in the quarter resulting in $339 million in positive free cash flow year to date.  With all the steps we have taken over the past year, we are well positioned for the current economic environment and we expect to see meaningful benefits when markets improve.”

Third Quarter Financial Highlights

•                  Net sales decreased 11% to $1.08 billion from $1.22 billion in 2008.  Excluding the unfavorable effect of currency translation, sales decreased 5%.  The decline reflected a 4% reduction in unit volumes principally in the industrials businesses and a 1% unfavorable effect of product price/mix.

•                  Cost of sales decreased $157 million, or $104 million excluding a favorable effect of currency translation.  This decrease resulted primarily from approximately $60 million in lower average petrochemical-based raw material costs and the impact of lower unit volumes.  Benefits from the Global Manufacturing Strategy (GMS) and the 2008 cost reduction and productivity program also contributed to the lower cost of sales.

•                  Operating profit was $130 million, or 12.1% of net sales.  This compares with $39 million, or 3.2% of net sales, for the third quarter of 2008.  Excluding charges related to GMS and the cost reduction and productivity program, operating profit would have been $133 million, or 12.3% of net sales, as compared with $103 million, or 8.4% of net sales in 2008.

•                  Benefits from GMS, the cost reduction and productivity program and travel and expense savings were approximately $20 million in the quarter.

•                  The effective income tax rate decreased to 23.6% from 26.1% in the second quarter of 2009, primarily reflecting the benefits of tax credits identified in the third quarter.

•                  Free cash flow was a source of $339 million year to date compared to $75 million last year.  This increase was attributable in part to a $173 million net increase in cash from working capital items, including the use of our accounts receivable securitization program, and an $82 million decline in capital expenditures.  (See the supplementary information provided regarding free cash flow, a non-U.S. GAAP measure.)

Third Quarter Business Segment Review

The following net sales discussions exclude the impact of currency translation, which we refer to as “constant dollar net sales”.  The attached financial statements present results in accordance with U.S. GAAP and the Components of Change in Net Sales section provides further details on the impact of currency translation.

Food Packaging Segment

Food Packaging recorded a constant dollar 4% increase in net sales, which primarily reflected a favorable comparison in higher unit volumes in North America due to the impact of pre-buying by customers in the second quarter of 2008 in advance of our enterprise software launch on July 1, 2008.  After adjusting 2008 for this estimated buy-in, 2009 sales would still have improved compared to last year.

Operating profit increased 72% to $64 million in the quarter, or 13.7% of Food Packaging net sales.  This compares with $37 million, or 7.7% of net sales, in 2008. Last year’s margin reflected lower volumes and record high resin costs.

Food Solutions Segment

Food Solutions recorded a constant dollar 4% decrease in net sales, which primarily reflected lower unit volumes in Europe due to reduced meat consumption attributable to economic conditions.

Operating profit increased 25% to $21 million in the quarter, or 9.3% of Food Solutions net sales.  This compares with $17 million, or 6.7% of net sales, in 2008.  The increase in operating profit was primarily due to lower average petrochemical-based raw material costs.

Protective Packaging Segment

Protective Packaging recorded a constant dollar 15% decrease in net sales, which was primarily due to lower unit volumes in North America and Europe, reflecting continuing weakness in economic conditions in those regions and continues to be generally in line with production and shipping trends.

Operating profit increased 5% to $41 million in the quarter, or 13.5% of Protective Packaging net sales.  This compares with $40 million, or 10.5% of net sales, in 2008.  The increase in operating profit was primarily due to lower average petrochemical-based raw material costs.

Other Category

Other category recorded a constant dollar 20% decrease in net sales, which was primarily due to lower unit volumes in North America in the Specialty Materials business, reflecting ongoing weak economic conditions in that region.

Operating profit decreased 29% to $5 million in the quarter, or 5.9% of Other net sales. This compares with $7 million, or 6.5% of net sales in 2008. The decrease in operating profit was primarily due to the decline in volumes, partially offset by product price/mix and lower average petrochemical-based raw material costs.

2009 Outlook and Earnings Guidance

Commenting on the Company’s outlook, Mr. Hickey stated:

“For the fourth quarter, we expect to continue to realize the benefits from our various programs, to remain disciplined on operating expenses, and to experience only a modest increase in raw material prices.  However, we do remain cautious on fourth quarter sequential sales growth due to the uncertainty in consumer confidence and discretionary spending, particularly during the upcoming holiday shopping season.”

As a result, our full year 2009 earnings per share guidance is now expected to be in the range of $1.27 to $1.35 as compared to our previous guidance of $1.17 to $1.37.  This includes full year charges of $20 million net of taxes, or $0.08 per share, for GMS related projects and $4 million net of taxes, or $0.02 per share, related to the loss on debt redemption and impairment of available-for-sale securities recorded in the third quarter.  Excluding these items, our full year

2009 earnings per share guidance is now expected to be in the range of $1.37 to $1.45 as compared to our previous guidance of $1.25 to $1.45.

Updated assumptions include a full year effective income tax rate of approximately 26.0%, reduced from 27.7% and capital expenditures of approximately $80 to $100 million, reduced from $100 to $125 million.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to pre-register and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information, as well as other supplemental information including the reconciliations of certain non-GAAP measures on its web site in the Investor Information section under the Quarterly Results tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (888) 713-4218 (domestic) or (617) 213-4870 (international) and use participant code 88854178.  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Wednesday, November 4, 2009 at 11:59 p.m. (ET).  To listen to the replay, please dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use the confirmation code 43378489.

Business

Sealed Air is a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve an array of food, industrial, medical, and consumer applications.  Operating in 52 countries, Sealed Air’s international reach generated revenue of $4.8 billion in 2008.  With widely recognized brands such as Bubble Wrap® brand cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-U.S. GAAP Information

In this press release, Sealed Air has presented financial measures that exclude items that are included in U.S. GAAP calculations of such measures.  This release sets forth earnings per share excluding charges related to GMS and restructuring and other charges, a loss on debt redemption, the reversal of tax accruals and charges related to the impairment of the Company’s auction rate securities investments.  The Company’s adjusted 2009 earnings guidance also excludes certain of these charges.  Operating profit and operating margin are presented excluding GMS and restructuring and other charges.  This release also sets forth measures of net sales, cost of sales, and operating profit excluding currency translation effects.  Presenting results and guidance excluding the items indicated in this press release aids in the comparisons with other periods or prior guidance.  Earnings per share, changes in net sales, measures of expense control, and operating profit, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, are among the criteria upon which the Company may determine performance-based compensation.  The Company’s management generally uses changes in net sales, cost of sales and operating profit, excluding the effects of currency translation, in measuring the performance of the Company’s operations.  Thus, management believes that this information may be useful to investors.  Also, see the supplementary information provided regarding free cash flow, a non-U.S. GAAP measure.

Forward-Looking Statements

Some of the Company’s statements in this press release are forward-looking. These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “may,” “plans,” “should,” “will” and similar expressions. Important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements include: general economic conditions, particularly as they affect packaging utilization; changes in raw material and energy costs; currency translation effects; and legal proceedings. A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per common share data)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2009	2008	Change	2009	2008	Change

Net sales:
Food Packaging	$463.4	$479.7	(3)	$1,336.1	$1,466.9	(9)
Food Solutions	229.6	255.9	(10)	655.0	751.0	(13)
Protective Packaging	306.1	377.2	(19)	868.0	1,141.7	(24)
Other	80.8	106.2	(24)	237.3	315.6	(25)
Total net sales	1,079.9	1,219.0	(11)	3,096.4	3,675.2	(16)

Cost of sales	768.8	925.3	(17)	2,211.5	2,746.2	(19)

Gross profit	311.1	293.7	6	884.9	929.0	(5)
As a % of total net sales	28.8%	24.1%		28.6%	25.3%

Marketing, administrative and development expenses	180.0	193.2	(7)	515.5	582.9	(12)
As a % of total net sales	16.7%	15.8%		16.6%	15.9%

Restructuring and other charges	0.9	61.3	(99)	1.2	63.8	(98)

Operating profit	130.2	39.2	#	368.2	282.3	30
As a % of total net sales	12.1%	3.2%		11.9%	7.7%

Interest expense	(41.9)	(30.7)	36	(114.6)	(96.4)	19

Loss on debt redemption (1)	(3.4)	—	#	(3.4)	—	#

Impairment of available-for-sale securities (2)	(3.2)	(3.7)	(14)	(3.2)	(13.7)	(77)

Other expense, net	(2.4)	(1.3)	85	(4.2)	(3.2)	31

Earnings before income tax provision (benefit)	79.3	3.5	#	242.8	169.0	44

Income tax provision (benefit)	18.7	(5.7)	#	63.6	36.4	75

Net earnings available to common stockholders	$60.6	$9.2	#	$179.2	$132.6	35
As a % of total net sales	5.6%	0.8%		5.8%	3.6%

Net earnings per common share: (3)
Basic	$0.38	$0.06		$1.13	$0.83

Diluted	$0.34	$0.05		$0.99	$0.73

Weighted average number of common shares outstanding: (3)
Basic	157.4	156.4		157.1	158.0

Diluted	178.3	174.6		184.9	189.0

# Denotes a variance greater than 100%.

(1) As previously reported in the Company’s June 30, 2009 Quarterly Report on Form 10-Q, the Company recorded a pre-tax loss on the redemption of all of its $431.3 million of 3% Convertible Senior Notes due June 2033.

(2) In 2009 and 2008, the Company recorded pre-tax other-than-temporary impairments due to the decline in the estimated fair value of some of the Company’s auction rate securities investments.

(3) See Supplementary Information included in this release for the basic and diluted earnings per common share calculations.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CALCULATION OF NET EARNINGS PER COMMON SHARE (1)

(Unaudited)

(In millions, except per common share data)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2009	2008	2009	2008
	Basic Net Earnings Per Common Share:
	Numerator
	Net earnings available to common stockholders	$60.6	$9.2	$179.2	$132.6
	Distributed and allocated undistributed net earnings to non-vested restricted stockholders	(0.5)	(0.1)	(1.4)	(1.1)
	Distributed and allocated undistributed net earnings to common stockholders	60.1	9.1	177.8	131.5
	Distributed net earnings - dividends paid to common stockholders	(18.9)	(18.8)	(56.6)	(56.9)
	Allocation of undistributed net earnings (loss) to common stockholders	$41.2	$(9.7)	$121.2	$74.6

	Denominator
	Weighted average number of common shares outstanding - basic	157.4	156.4	157.1	158.0

	Basic net earnings per common share:
	Distributed net earnings to common stockholders	$0.12	$0.12	$0.36	$0.36
	Allocated undistributed net earnings (loss) to common stockholders	0.26	(0.06)	0.77	0.47
	Basic net earnings per common share	$0.38	$0.06	$1.13	$0.83

	Diluted Net Earnings Per Common Share:
	Numerator
	Distributed and allocated undistributed net earnings to common stockholders	$60.1	$9.1	$177.8	$131.5
Add:	Allocated undistributed net earnings to non-vested restricted stockholders	0.4	—	1.0	0.7
	Interest on 3% Convertible Senior Notes, net of taxes (2)	0.4	—	4.4	5.9
Less:	Undistributed net earnings reallocated to non-vested restricted stockholders	(0.3)	—	(0.9)	(0.6)
	Net earnings available to common stockholders - diluted	$60.6	$9.1	$182.3	$137.5

	Denominator
	Weighted average number of common shares outstanding - basic	157.4	156.4	157.1	158.0
	Effect of assumed issuance of Settlement agreement shares	18.0	18.0	18.0	18.0
	Effect of non-vested restricted stock units	0.2	0.2	0.2	0.2
	Effect of conversion of 3% Convertible Senior Notes (2)	2.7	—	9.6	12.8
	Weighted average number of common shares outstanding - diluted (3)	178.3	174.6	184.9	189.0

	Diluted net earnings per common share	$0.34	$0.05	$0.99	$0.73

(1) On January 1, 2009, the Company adopted a new accounting standard requiring non-vested share-based payment awards that contain non-forfeitable rights to dividends to be treated as participating securities and therefore included in computing earnings per common share using the two-class method. The two-class method is an earnings allocation formula that calculates basic and diluted net earnings per common share for each class of common stock separately based on dividends declared and participation rights in undistributed earnings. The Company’s non-vested restricted stock issued under its 2005 Contingent Stock Plan are considered participating securities since these securities have non-forfeitable rights to dividends when the Company declares a dividend during the contractual period of the share-based payment award.

When calculating diluted net earnings per common share, the more dilutive effect of applying either of the following is presented: (a) the two-class method assuming that the participating security is not exercised or converted, or, (b) the treasury stock method for the participating security.  The Company’s diluted net earnings per common share above were calculated using the two-class method since such method was more dilutive.

The calculations of basic and diluted net earnings per common share for 2008 have been adjusted to reflect this change and it did not have a material impact.

(2) On July 20, 2009, the Company redeemed all of its 3% Convertible Senior Notes. In calculating diluted net earnings per share for the three months ended September 30, 2008, net earnings available to common stockholders - diluted and the weighted average number of common shares outstanding - diluted, excludes the effect of conversion of the Company’s 3% Convertible Senior Notes as the effect was antidilutive.

(3) Provides for the following items if their inclusion is dilutive: (1) the effect of assumed issuance of 18 million shares of common stock reserved for the Settlement agreement, (2) the effect of conversion of the Company’s 3% Convertible Senior Notes due June 2033 and (3) the effect of non-vested restricted stock units using the treasury stock method.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

RECONCILIATION OF DILUTED NET EARNINGS PER COMMON SHARE (1)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

U.S. GAAP diluted net earnings per common share	$0.34	$0.05	$0.99	$0.73

Net earnings effect resulting from the following: (2)

Global manufacturing strategy and restructuring and other charges (3)	0.02	0.01	0.03	0.04

Impairment of available-for-sale securities (4)	0.01	0.01	0.01	0.04

Loss on debt redemption (5)	0.01	—	0.01	—

Cost reduction and productivity program restructuring charge (3)	—	0.22	—	0.21

Reversal of tax accruals, net and related interest	—	(0.01)	—	(0.01)

Adjusted diluted net earnings per common share	$0.38	$0.28	$1.04	$1.01

(1) Presenting diluted net earnings per common share excluding the items noted above aids in the comparisons with other periods or prior guidance and thus management believes that this information may be useful to investors.  Diluted net earnings per common share excluding these items is among the criteria upon which performance-based compensation may be determined.

(2) Net of income taxes.

(3) See Note 2 of Business Segment Information and Capital Expenditures for further details.

(4) See Note 2 of Condensed Consolidated Statements of Operations for further details.

(5) See Note 1 of Condensed Consolidated Statements of Operations for further details.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (1)

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Operating profit:
Food Packaging	$63.5	$36.9	$184.5	$150.1

As a % of Food Packaging net sales	13.7%	7.7%	13.8%	10.2%

Food Solutions	21.4	17.1	66.3	52.3

As a % of Food Solutions net sales	9.3%	6.7%	10.1%	7.0%

Protective Packaging	41.4	39.6	108.1	130.3

As a % of Protective Packaging net sales	13.5%	10.5%	12.5%	11.4%

Other	4.8	6.9	10.5	13.4

As a % of Other net sales	5.9%	6.5%	4.4%	4.2%

Total segments and other	131.1	100.5	369.4	346.1

As a % of Total net sales	12.1%	8.2%	11.9%	9.4%

Restructuring and other charges (2)	0.9	61.3	1.2	63.8

Total	$130.2	$39.2	$368.2	$282.3

As a % of total net sales	12.1%	3.2%	11.9%	7.7%

Depreciation and amortization:
Food Packaging	$20.3	$18.9	$59.9	$56.1
Food Solutions	9.5	8.5	27.2	24.9
Protective Packaging	11.1	10.6	32.3	36.0
Other	6.0	4.9	15.8	13.6
Total	$46.9	$42.9	$135.2	$130.6

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

CAPITAL EXPENDITURES	$16.1	$46.2	$60.2	$141.9

(1) The 2009 amounts presented are subject to change prior to the filing of the Company’s upcoming Quarterly Report on Form 10-Q.

(2) The restructuring and other charges by business segment and other were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Food Packaging	$0.6	$28.2	$1.0	$30.4
Food Solutions	0.1	11.8	0.3	12.0
Protective Packaging	0.2	17.2	(0.1)	17.3
Other	—	4.1	—	4.1
Total	$0.9	$61.3	$1.2	$63.8

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	September 30, 2009(1)	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$487.1	$128.9
Receivables, net	690.5	682.8
Inventories	513.2	564.3
Other current assets	252.9	296.7
Total current assets	1,943.7	1,672.7
Property and equipment, net	1,037.9	1,051.4
Goodwill	1,949.7	1,938.1
Non-current investments—available-for-sale securities	13.8	10.7
Other assets, net	387.7	313.1
Total assets	$5,332.8	$4,986.0

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$28.4	$37.6
Current portion of long-term debt	5.6	151.5
Accounts payable	228.1	277.2
Settlement agreement and related accrued interest	737.0	707.8
Other current liabilities	454.4	448.1
Total current liabilities	1,453.5	1,622.2
Long-term debt, less current portion	1,565.4	1,289.9
Other liabilities	141.4	148.3
Total liabilities	3,160.3	3,060.4
Total parent company stockholders’ equity	2,171.3	1,924.6
Noncontrolling interests	1.2	1.0
Total stockholders’ equity	2,172.5	1,925.6
Total liabilities and stockholders’ equity	$5,332.8	$4,986.0

(1) The amounts presented are subject to change prior to the filing of the Company’s upcoming Quarterly Report on Form 10-Q.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

FREE CASH FLOW(1)

(Unaudited)

(In millions)

	Nine Months Ended
	September 30,
	2009	2008

Net earnings available to common stockholders	$179.2	$132.6

Net earnings effect resulting from the following: (2)

Global manufacturing strategy and restructuring and other charges	5.6	7.4

Impairment of available-for-sale securities	2.0	8.4

Loss on debt redemption	2.1	—

Cost reduction and productivity program restructuring charge	0.3	39.3

Reversal of tax accruals, net and related interest	—	(2.3)

Adjusted net earnings available to common stockholders	$189.2	$185.4

Add: Depreciation and amortization	135.2	130.6

Less: Capital expenditures	(60.2)	(141.9)

Changes in working capital items:

Receivables, net (3)	(7.7)	100.5

Add: Cash used to repay (received from) the accounts receivable securitization program	80.0	(135.0)

Inventories(3)	51.1	(54.2)

Accounts payable(3)	(49.1)	(10.0)

Free Cash Flow	$338.5	$75.4

(1) Free Cash Flow does not purport to represent net earnings or net cash provided by operating activities as those terms are defined under U.S. GAAP and should not be considered as an alternative to such measurements or as an indicator of the Company’s performance under U.S. GAAP.  The Company’s calculation of Free Cash Flow may not be comparable with similarly-titled measures used by other companies.  Free Cash Flow is among the various indicators used by the Company’s management to measure the performance of the Company’s operations and aids in the comparisons with other periods and thus the Company’s management believes such information may be useful to investors.

(2) Net of income taxes.

(3) Includes the impact of foreign currency translation.

SEALED AIR CORPORATION

Supplemental Information

(Unaudited)

All amounts are approximate due to rounding

Components of Change in Net Sales - Business Segments and Other

(Dollars in millions)

	Three Months Ended September 30, 2009
	Food		Food		Protective				Total
	Packaging		Solutions		Packaging		Other		Company
Volume - Units	$25.0	5.2%	$(3.9)	(1.5)%	$(44.5)	(11.8)%	$(26.3)	(24.8)%	$(49.7)	(4.1)%
Volume - Acquired businesses, net of dispositions	—	—	—	—	—	—	(0.2)	(0.1)	(0.2)	—
Product Price/Mix	(5.4)	(1.1)	(5.4)	(2.1)	(12.4)	(3.3)	5.6	5.1	(17.6)	(1.4)
Foreign currency translation	(35.9)	(7.5)	(17.0)	(6.7)	(14.2)	(3.7)	(4.5)	(4.2)	(71.6)	(5.9)

Total	$(16.3)	(3.4)%	$(26.3)	(10.3)%	$(71.1)	(18.8)%	$(25.4)	(24.0)%	$(139.1)	(11.4)%

	Nine Months Ended September 30, 2009
	Food		Food		Protective				Total
	Packaging		Solutions		Packaging		Other		Company
Volume - Units	$(40.0)	(2.7)%	$(31.5)	(4.2)%	$(199.4)	(17.5)%	$(75.2)	(23.8)%	$(346.1)	(9.4)%
Volume - Acquired businesses, net of dispositions	—	—	—	—	2.2	0.2	—	—	2.2	0.1
Product Price/Mix	50.4	3.4	6.9	0.9	(16.4)	(1.4)	14.8	4.6	55.7	1.5
Foreign currency translation	(141.2)	(9.6)	(71.4)	(9.5)	(60.1)	(5.3)	(17.9)	(5.7)	(290.6)	(7.9)

Total	$(130.8)	(8.9)%	$(96.0)	(12.8)%	$(273.7)	(24.0)%	$(78.3)	(24.9)%	$(578.8)	(15.7)%